CODE OF ETHICS AND
POLICY REGARDING MATERIAL NON-PUBLIC INFORMATION

SPARX Funds Trust and SPARX Investment & Research, USA, Inc.

I.	CODE OF ETHICS

A.	Legal Requirement.

           Rule 17j-1(b) under the Investment Company Act of 1940, as amended (the "1940 Act"), makes it unlawful for any member of the Board of Trustees or officer of SPARX Funds Trust (the "Fund") or any member of the Board of Directors or officer of SPARX Investment & Research, USA, Inc. ("SPARX"), as well as certain other persons, in connection with the purchase or sale by such person of a security "held or to be acquired" by the Fund:

1.	To employ any device, scheme or artifice to defraud the Fund;

2.	To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

4.	To engage in any manipulative practice with respect to the Fund.

B.	Fund and SPARX Policy.

           It is the policy of the Fund and SPARX that no "Access Person"1 shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1(b) set forth above.2

____________________

[1]	An Access Person is each Board member, officer or "advisory person" of the Fund or SPARX. An "advisory person" is any employee of the Fund or SPARX (or of a company in a control relationship to the Fund or SPARX) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales, and any natural person in a control relationship to the Fund or SPARX who obtains information concerning recommendations made to the Fund or SPARX with regard to the purchase or sale of a security by the Fund.
[2]	Provisions of this Code shall also refer to transactions in securities (and reporting thereof) in which an Access Person may be deemed to have beneficial ownership, as well as transactions by such Access Person. "Beneficial ownership" of a security is determined in the same manner as it would be for purposes of Section 16 of the Securities Exchange Act of 1934, as amended. A "Beneficial Interest" includes where a person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest. The term "pecuniary interest" generally means the opportunity (directly or indirectly) to profit or share in any profit derived from a transaction. The following are examples of an "indirect pecuniary interest":
i	securities held by members of the person's immediate family sharing the same household (the term "immediate family" includes any child, grandchild, parent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, as well as adoptive and step relationships);
ii	a general partner's proportionate interest in the portfolio securities held by a general or limited partnership;
iii	certain performance fees (which do not include those calculated based upon net capital gains and/or appreciation over a period of one year or more);
iv	an interest in certain trusts; and
v	a right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.
A person who is a shareholder of a corporation or similar entity is not deemed to have a pecuniary interest in portfolio securities held by the corporation or entity, so long as the shareholder is not a controlling shareholder of the corporation or the entity and does not have or share investment control over the corporation's or the entity's portfolio. The term "control" means the power to exercise a controlling influence over management or policies, unless the power is solely the result of an official position with the company.

C.	Procedures.

1.	Prohibitions.

(a) Fifteen Day Blackout Period for Portfolio Managers. Each "Portfolio Manager"[3] is prohibited from buying or selling a security within at least seven calendar days before and after the Fund trades in that security. The Portfolio Manager will be required to disgorge to the Fund any profits realized on trades within the proscribed periods.

____________________

[3]	A Portfolio Manager is an Access Person entrusted with direct responsibility and authority to make investment decisions affecting the Fund.

(b) One Day Blackout Period for Investment Personnel. All "Investment Personnel"[4] and any other Access Persons who obtain information concerning recommendations made to the Fund or SPARX with regard to the purchase or sale of a security by the Fund are prohibited from engaging in any personal securities transaction on a day the Fund has a pending "buy" or "sell" order involving the same security until the Fund's order is executed or withdrawn.

____________________

[4]	"Investment personnel" are (i) any employee of the Fund or SPARX (or of any company in a control relationship to the Fund or SPARX) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund and (ii) any natural person in a control relationship to the Fund or SPARX and who obtains information concerning recommendations made to the Fund or SPARX regarding the purchase or sale of a security by the Fund.

(c) No Gifts. Access Persons are prohibited from receiving a gift or other personal items of more than de minimis value from any person or entity that does business with or on behalf of the Fund or SPARX.

2.	Pre-Approval Requirements.

(a) Prior Approval for Transactions. Access Persons are prohibited from engaging in any personal securities transaction involving "Reportable Securities"[5] without obtaining prior written approval from the Fund compliance officer (the "Compliance Officer").

____________________

[5]	In accordance with Rule 17j-1, Reportable Securities do not include direct obligations of the United States Government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, repurchase agreements and shares of registered open-end investment companies.

(b) Pre-Approval Form. Pre-approval will be evidenced by the Compliance Officer's signature on the Pre-Approval Form, which is attached as Exhibit A, or by an e-mail from the Compliance Officer following submission of the Pre-Approval Form.

(c) Applicability. Pre-approval is applicable for the specific transaction placed in a specified period not to exceed one trading day (although actual execution time may exceed this period).

(d) Representation. Submission of a Pre-Approval Form will be deemed to evidence a representation that the Access Person is not aware that the execution of the requested transaction in the Reportable Security would violate this Code.

(e) Confidentiality. SPARX and the Fund will treat the pre-approval process as confidential and will not generally disclose the information set forth on the Pre-Approval Form, except as they determine in their sole discretion as may be required by law or regulatory authority or for appropriate business purposes. Access Persons must do the same with respect to approval or denial of any request for pre-approval.

(f) Transactions in Initial Public Offerings and Limited Offerings. In connection with any decision by the Compliance Officer to approve transactions by Access Persons in any securities in an initial public offering or a limited offering (i.e., an offering exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) or 4(6) or Rule 504, 505 or 506 thereunder), the Compliance Officer will prepare a report of the decision that takes into account, among other factors, whether the investment opportunity should be reserved for the Fund and its shareholders and whether the opportunity is being offered to an individual by virtue of his or her position with the Fund or SPARX. Any Access Persons receiving approval from the Compliance Officer to acquire securities in an initial public offering or a limited offering must disclose that investment when they participate in the subsequent consideration of an investment in such issuer by the Fund, and any decision for the Fund to invest in such issuer will be subject to an independent review by Access Persons with no personal interest in the issuer.

(g) Service as Board Member. Access Persons must receive authorization from the Compliance Officer prior to serving as a board member of any publicly traded company. Authorization will be based upon a determination that the board service would be consistent with the interests of the Fund and its shareholders. Any Access Persons serving as a board member of a publicly traded company will be excluded from any investment decisions for the Fund regarding such company.

II.	NON-PUBLIC INFORMATION POLICY

A.	Introduction and General Statement of Policy.

                     Trading (either personally or on behalf of the Fund) on the basis of, or tipping others as to, material non-public information (frequently referred to as "insider trading") may violate federal securities laws and is a violation of the Fund's and SPARX's policies.

B.	Federal Law on Insider Trading.

1.	General Principles. It is generally understood that federal law prohibits:

(a) trading by an insider while in the possession of material non-public information;

(b) trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or

(c) communicating material non-public information to others.

2.	Who is an "Insider"? The concept of "insider" is broader and generally includes directors, officers and employees of a company. In addition, a person can become a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and, as a result, is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants and bank lending officers, and certain employees of such organizations. According to the U.S. Supreme Court, the company must expect an outsider to keep the disclosed non-public information confidential, and the relationship must at least imply such a duty before the outsider will be considered an insider.

3.	What is "Material" Information? Whether certain information about a particular company is "material" is determined on a case-by-case basis. Generally, information is "material" if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision, or if the information could reasonably be expected to affect the price of the company's securities. Information that should be considered material includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation problems, antitrust charges, labor disputes, pending large commercial or governmental contracts, major new products or services and significant shifts in operating or financial circumstances (such as major write-offs and strikes at major plants) and extraordinary management developments (such as key personnel changes).

4.	What is "Non-Public" Information? Information is generally considered non-public until it has been effectively communicated to the marketplace. You must be able to point to some fact to show the information is public such as a filing with the Securities and Exchange Commission or appearance in a publication of general circulation (such as The Wall Street Journal).

C.	Procedures.

1.	Situations When You Must Contact the Compliance Officer. You must contact the Compliance Officer:

(a) before agreeing to sign a confidentiality agreement or otherwise becoming bound by any duty of confidentiality;

(b) before serving on any type of governing board or committee, formal or otherwise, or becoming an officer of a public company; or

(c) upon receipt of any information you believe may be material non-public information.

2.	Procedures Upon Receipt of Information that may be Material and Non-Public. If you receive information you believe may be material non-public information (or if you have questions as to whether information is material and non-public) you must do the following:

(a) contact the Compliance Officer immediately;

(b) do not discuss the information or the issuer with anyone inside or outside of the Fund or SPARX (other than the Compliance Officer) prior to clearance by the Compliance Officer;

(c) do not trade securities of the issuer; and

(d) take care to keep the information secure (for example, restricting memos, reports, correspondence or files containing the information).

3.	Procedures Relating to the Restricted List.

(a) Where an employee has received, or expects to receive, material non-public information about a company, the Compliance Officer generally should determine to place the company on the "Restricted List." Placement of a company on the Restricted List prohibit all employees from (a) disclosing the companies on the Restricted List[6] (or any information about such companies) to anyone outside of the Fund or SPARX without specific prior approval from the Compliance Officer or (b) trading in securities of the company.

____________________

[6]	The Restricted List itself may be considered to be material.

(b) The Restricted List will be maintained by the Compliance Officer and is available to employees on the Fund's and SPARX's computer system.

(c) The following issuers will normally be placed on the Restricted List:

(i) any issuer with respect to which a confidentiality agreement has been signed or with respect to which the Fund, SPARX or any employee has otherwise become bound by any duty of confidentiality;

(ii) any issuer of which an employee serves as a member of a governing board or committee, formal or otherwise, or serves as an officer; and

(iii) any issuer with respect to which the Compliance Officer believes that the Fund, SPARX or any employee is in possession of material non-public information.

(d) It is the responsibility of the employee who initiated adding a company to the Restricted List to contact the Compliance Officer when he or she believes that the company may be removed from the Restricted List.

III.	REPORTING; VIOLATIONS AND DISCIPLINARY ACTIONS

A.	Reporting and Certification.

                     The following reports shall assist in providing the Fund and SPARX with information to enable it to determine with reasonable assurance whether the provisions of Rule 17j-1(b) are being observed:

1.	Initial Statement and Certification. Within 10 days of receiving this Code and before engaging in any personal securities transactions following commencement of employment, all Access Persons (other than Fund Board members who are not "interested persons" (as defined in the 1940 Act) of the Fund ("Non-Interested Trustees")) must submit to the Compliance Officer a statement of all Reportable Securities held by such Access Person in the form attached hereto as Exhibit B and a statement of all accounts through which an Access Person has or may acquire a beneficial ownership in Reportable Securities (an "Investment Account") in the form attached hereto as Exhibit C. Each Access Person must read (and certify in writing that he or she has done so) and must retain this Code.

2.	New Brokerage Account. When an Access Person (other than a Non-Interested Trustee) opens an Investment Account, or whenever an Access Person with an existing brokerage account becomes a Fund or SPARX employee, such Access Person is required to send written notification of such fact to the Compliance Officer before engaging in any personal securities transactions through such account. A letter in the form annexed hereto as Appendix D will be sent to the broker-dealer involved, allowing such Access Person to maintain the account and directing that duplicate confirmations of transactions in the account be sent to the Compliance Officer.

3.	Quarterly Reporting. Each Access Person shall submit reports in the form attached hereto as Exhibit E to the Compliance Officer, showing all transactions in Reportable Securities. Such reports shall be filed no later than 10 days after the end of each calendar quarter, but need not show transactions over which such person had no direct or indirect influence or control. Exceptions:

(a) An Access Person need not make a quarterly transaction report under this Section if the report would duplicate information contained in broker trade confirmations or account statements received by the Compliance Officer with respect to the Access Person in the time period required above, if all information required to be in the quarterly transaction report is contained in the broker trade confirmations or account statements.

(b) Non-Interested Trustees need not make a quarterly transaction report under this Section unless during the quarter the Trustee engaged in a transaction in a Reportable Security when he or she knew or, in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that during the 15-day period immediately before or after the date of the transaction, the Fund purchased or sold, or considered for purchase or sale, the security.

4.	Annual Reporting. Each Access Person, other than a Non-Interested Trustee, shall submit an annual report in the form attached hereto as Exhibit F to the Compliance Officer, showing all holdings in Reportable Securities.

5.	Annual Certification. All Access Persons are required to certify annually to the Compliance Officer that they have (i) read and understand this Code and recognize that they are subject to its terms and conditions, (ii) complied with the requirements of this Code and (iii) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to this Code. A form of certification is annexed hereto as Appendix G.

B.	Duties of the Compliance Officer. The Compliance Officer shall:

1.	notify each Access Person who may be required to make reports pursuant to this Code that such person is subject to its reporting requirements and shall deliver a copy of this Code to each such person;

2.	review all reports required to be made by Access Persons pursuant to this Code;

3.	regularly review personal trading by Access Persons in Reportable Securities to monitor for violations of this Code;

4.	submit to the Fund Board at its regularly scheduled quarterly meetings a written report listing (i) the names of those persons who were required to submit reports for the prior quarter under this Code but failed to and (ii) any reported securities transaction that occurred during the prior quarter that may have been inconsistent with the provisions of this Code (and promptly investigate any such securities transactions and submit periodic status reports with respect to each such investigation to the Board); and

5.	at least once a year, provide the Board with a written report that (i) describes issues that arose during the previous year under this Code, including information about material code violations and sanctions imposed in response to these material violations, and (ii) certifies to the Board that the Fund and SPARX have adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

C.	Board Responsibilities. The Board shall oversee the operation of this Code and review with the Compliance Officer and counsel to the Fund the reports provided to it hereunder and possible violations of this Code in compliance with Rule 17j-1. The Board shall consider what sanctions, if any, should be imposed.

D.	Recordkeeping. This Code and a copy of each report required hereunder; a record of all persons, currently or within the past five years, who are or were required to make reports under the Code or who are or were responsible for reviewing these reports; a record of all pre-approvals of transactions as required hereunder; and a record of any Code violation and any action taken as a result of the violation must be preserved with the Fund's records for the period required by Rule 17j-1.

E.	Violations and Disciplinary Actions. Disciplinary actions for failure to obtain pre-clearance and other violations (such as serving as a board member without required approval, accepting inappropriate gifts or failure to follow reporting requirements) will take into consideration such facts as the Compliance Officer deems relevant, including the severity of the violation and whether the Access Person has previously violated this Code. Disciplinary actions may include cancellation of transactions and/or forfeiture of gains (for failure to obtain pre-clearance) or termination of employment.

APPENDIX A

Pre-Approval Form

[TO BE COMPLETED BY ACCESS PERSONS]

1.	DATE: / /

2.	ACCESS PERSON NAME:

3.	ISSUER:

4.	SECURITY:

5.	SIZE OF TRANSACTION (number of shares, principal amount or dollar amount):

6.	TRANSACTION (provide enough detail, including whether intended to close out previous position):

7.	IS THIS SECURITY TO BE ACQUIRED IN AN INITIAL PUBLIC OFFERING OR LIMITED OFFERING? YES NO IF "YES", PLEASE DESCRIBE

8.	[TO BE COMPLETED BY COMPLIANCE OFFICER]

PRE-APPROVAL:                       APPROVED:                                 DENIED:

Date	Compliance Officer or designee

APPENDIX B

Initial Security Ownership Report

I hereby certify that the Investment Account statements attached hereto together with the holdings set forth below completely and accurately represent all Reportable Securities required to be disclosed by the Code upon commencement of employment.

Issuer	CUSIP (if available)	Number of Units and Principal Amount	Security Name	Estimated Market Value

Date	Signature Please Print Your Name

PLEASE FILL IN ALL NECESSARY INFORMATION IN EVERY COLUMN. IF MORE SPACE IS NEEDED, PLEASE ATTACH ADDITIONAL PAPER USING THE SAME FORMAT.

Note: This report shall not be construed as an admission by me that I have acquired any Beneficial Interest in any Reportable Securities listed above.

APPENDIX C

Investment Account Report

I hereby certify that the Investment Accounts listed below are all of the Investment Accounts in which I have a Beneficial Interest.1

Name in Which Account is Held:	Institution:	Type or Kind of Account[2]:

Date	Signature Please Print Your Name

PLEASE FILL IN ALL NECESSARY INFORMATION IN EVERY COLUMN. IF MORE SPACE IS NEEDED, PLEASE ATTACH ADDITIONAL PAPER USING THE SAME FORMAT.

____________________

[1]	This report shall not be construed as an admission by me that I have acquired any Beneficial Interest in the Reportable Securities in these accounts.
[2]	Federally insured checking and savings accounts need not be included. Further documentation that investment discretion cannot be exercised may be required.

APPENDIX D

Request for Duplicate Statements

[DATE]

Contact
Broker/Dealer
Address

Re: Access Person's Name

Dear                                            : We have been informed that                      , [TITLE] of SPARX Funds Trust (the "Fund") or SPARX Investment & Research, USA, Inc., who is involved with the Fund's investment activities, is maintaining an account with                                            .

This letter will serve to inform you that we do not object to the maintenance of this account, provided that you promptly send duplicate copies of all confirmations and statements to the undersigned marked "Personal and Confidential."

Sincerely yours, [COMPLIANCE OFFICER] [ADDRESS]

APPENDIX E

Quarterly Personal Investment Report

To:	Compliance Officer SPARX Funds Trust

For the Quarter ended                                  20

The following is a record of every transaction in which I had, or by reason of which I acquired, a Beneficial Interest in a Reportable Security during the Quarter, other than transactions which were previously reported on a duplicate account statement or confirmation.

Transaction Date	Buy/ Sell	Issuer	CUSIP (if applicable	Number of Units and Principal Amount	Security Name	Price Per Unit	Broker

Date	Signature Please Print Your Name

PLEASE FILL IN ALL NECESSARY INFORMATION IN EVERY COLUMN. IF MORE SPACE IS NEEDED, PLEASE ATTACH ADDITIONAL PAPER USING THE SAME FORMAT.

Note: This report shall not be construed as an admission by me that I have acquired any Beneficial Interest in any Reportable Securities listed above.

APPENDIX F

Annual Personal Holdings Report*

For the Year ended                                  20

The following is a record of every transaction in which I had, or by reason of which I acquired, a Beneficial Interest in a Reportable Security during the Year, other than transactions which were previously reported on a duplicate account statement or confirmation.

Transaction Date	Buy/ Sell	Issuer	CUSIP (if applicable	Number of Units and Principal Amount	Security Name	Price Per Unit	Broker

Date	Signature Please Print Your Name

PLEASE FILL IN ALL NECESSARY INFORMATION IN EVERY COLUMN. IF MORE SPACE IS NEEDED, PLEASE ATTACH ADDITIONAL PAPER USING THE SAME FORMAT.

Note: This report shall not be construed as an admission by me that I have acquired any Beneficial Interest in any Reportable Securities listed above.

* Information must be current as of a date no more than 30 days before this report is submitted.

APPENDIX G

Annual Certification of Compliance With the Code of Ethics and Policy Regarding Material Non-Public Information

I certify that:

1.	I have read and understand the Code and recognize that I am subject to its terms and conditions.

2.	During the past year, I have complied with the Code's procedures.

3.	During the past year, I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code's procedures.

Signature

Date:	Print Name